RENT-WAY RELEASES STATEMENT ON COMPLETION OF GOVERNMENT INVESTIGATION

   SEC and U.S. Attorney Investigation Completed; No Financial Penalty Imposed Against Rent-Way

Erie, PA. July 22, 2003 — Rent-Way, Inc. (NYSE:RWY) today reported that the Securities and Exchange Commission and the U.S. Attorney for the Western District of Pennsylvania have concluded their investigation of the company.

In connection with the civil action taken by the SEC, the company has consented to the entry of an order requiring compliance with the record keeping and reporting provisions of the Exchange Act. The SEC did not seek any financial penalty against the company, its current officers or directors, nor will the U.S. Attorney bring any charges against the company or current officers and directors.

In response to the actions announced today, William E. Morgenstern, Chairman and CEO of Rent-Way, stated, “We are pleased that the investigation has been completed and believe the final results are consistent with our internal investigation.”

Today’s SEC release stated, “The Commission considered that Rent-Way undertook remedial actions and cooperated with commissions staff.”

In a release issued earlier today, United States Attorney Mary Beth Buchanan recognized “the significant cooperation provided by company officials at Rent-Way” and stressed that the Company had been “fully and openly cooperating with the government.”

Also, according to a statement made today, the U.S. Attorney and the Securities and Exchange Commission have announced that action will be taken against three former employees.

Mr. Morgenstern concluded, “This marks a new beginning for Rent-Way. The distractions managing our business in the wake of the accounting irregularities announced over 32 months ago are behind us. Looking ahead, we plan to focus on growing our business and increasing profitability in our stores. We have taken steps to reposition our company for growth, both financially and operationally. In particular, our recently completed refinancing has provided us with the financial resources we need to execute our business plan and take advantage of opportunities in the vibrant rent-to-own market.” Rent-Way will host an informational call with the financial community in connection with this announcement on Wednesday, July 23, at 9:00 a.m. EDT. Participants may access the call via web cast at: http://www.firstcallevents.com/service/ajwz386245351gf12.html. About Rent-Way Rent-Way is one of the nation’s largest operators of rental-purchase stores. Rent-Way rents quality name brand merchandise such as home entertainment equipment, computers, furniture and appliances from 753 stores in 33 states.